                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 6 to the Registration Statement of the National Variable Annuity Account II, a Separate Account of National Life Insurance Company, on Form N-4 of our report dated March 10, 2000 relating to the consolidated financial statements of National Life Holding Company, of our report dated March 10, 2000 relating to the consolidated financial statements of National Life Insurance Company and our report dated March 31, 2000 relating to the financial statements of the National Variable Annuity Account II, all of which appear in such Statement of Additional Information. We also consent to the reference to us under the heading "Experts" in such Statement of Additional Information.



PricewaterhouseCoopers LLP
Boston, Massachusetts
April 28, 2000